Exhibit 99.1

Definium Therapeutics Announces Positive Topline Results from Phase 3

Panorama Study of DT120 ODT in Generalized Anxiety Disorder

Study met primary and all key secondary efficacy endpoints; Panorama is the second positive Phase 3 trial for DT120 ODT in GAD and the third positive Phase 3 trial for DT120 ODT

Participants receiving DT120 ODT 100 µg achieved a statistically significant reduction in Hamilton Anxiety Rating Scale (HAM-A) score, with a placebo-adjusted change of 5.1 points from baseline at Week 12 (p<0.0001, Cohen’s d=0.64)

DT120 ODT 100 µg was generally well tolerated, with a safety profile consistent with prior clinical experience

Pre-NDA meeting scheduled in 4Q 2026; NDA filing anticipated in 1H 2027

Company to host webcast today at 8 am EDT

NEW YORK, September 14, 2026 -- Definium Therapeutics, Inc. (Nasdaq: DFTX) (“Definium” or the “Company”), a late-stage clinical biopharmaceutical company developing a new generation of therapeutics intended to address underlying causes of psychiatric and neurological disorders, today announced positive topline results from Panorama, the Company’s second Phase 3 study of DT120 (lysergide) Orally Disintegrating Tablet (ODT) in adults with generalized anxiety disorder (GAD). This is the Company’s third positive Phase 3 readout for DT120 ODT, following the positive Emerge results in major depressive disorder (MDD) announced in June and the positive Voyage results in GAD announced in August.

Panorama met its primary endpoint, demonstrating a statistically significant and clinically meaningful improvement from baseline compared with placebo, as measured by the change in Hamilton Anxiety Rating Scale (HAM-A) total score at Week 12. The Least Squares (LS) mean change from baseline in HAM-A total score at Week 12 in participants who received DT120 ODT 100 µg was -9.8 compared with -4.7 for participants who received placebo, an LS mean difference of -5.1 points (p<0.0001), corresponding to a standardized effect size of d=0.64. Efficacy was rapid, with changes seen as early as Day 2 and sustained at all post-baseline timepoints in Part A.

“The Panorama results again met our high expectations and confirmed the unprecedented efficacy of DT120 in GAD,” said Rob Barrow, Chief Executive Officer of Definium Therapeutics. “With strong positive results across four complementary studies, we have built a compelling body of evidence that increases our confidence in the potential best-in-class profile of DT120. Building on this momentum, we are advancing toward an NDA submission and look forward to aligning with the FDA at our upcoming pre-NDA meeting. We are deeply grateful to the participants, investigators, site personnel, and our team whose commitment and hard work made this progress possible.”

Participants were monitored for a minimum of 8 hours on dosing day and were assessed hourly beginning 5 hours after dosing on a structured end-of-session checklist (EoSC). The average time to meet EoSC criteria was 6.2 hours for participants receiving DT120 ODT 100 μg, with a median of 6.0 hours and 94% of participants meeting EoSC criteria by hour 8. Across over 1,000 treatment sessions in the Phase 3 program through September 10, 2026, 97% of participants met EoSC criteria by hour 8.

Definium Therapeutics Announces Positive Topline Results from Phase 3 Panorama Study of DT120 ODT in Generalized Anxiety Disorder	1

"Patients with generalized anxiety disorder often work through two or three medications before finding one they can tolerate, and even then, daily dosing brings its own burden, sedation, weight change, sexual side effects, and for some classes of medications, real dependence risk," said Scott Aaronson, MD, Chief Science Officer, Institute for Advanced Diagnostics and Therapeutics at Sheppard Pratt, and a Panorama investigator. "What stands out about DT120 ODT is that a single dose has the potential to hold a response for months without the patient managing a pill every day. For a condition this chronic and this undertreated, a treatment that removes daily adherence with a novel mechanism of action and a unique effect on cognitive processes underlying anxiety could change how we think about long-term management, not just acute relief."

Highlights from Panorama Topline Results

The mean baseline HAM-A score at study entry was 28.3 in the DT120 ODT 100 µg treatment group (n=96) and 28.0 in the placebo group (n=97).

Primary Endpoint	DT120 ODT 100 µg	Placebo ODT	Placebo-Adjusted Difference
HAM-A: LS mean change at Week 12	-9.8	-4.7	-5.1 (p<0.0001)
Key Secondary Endpoints
CGI-S: LS mean change at Week 12	-1.0	-0.5	-0.6 (p<0.0001)
HAM-A: LS mean change at Week 1	-9.8	-4.5	-5.3 (p<0.0001)
CGI-S: LS mean change at Day 2	-1.1	-0.3	-0.8 (p<0.0001)
Other Secondary Endpoints
HAM-A: response rate (≥50%) at Week 12	32%	14%	18% (p<0.05)
HAM-A: remission rate (≤7) at Week 12	15%	4%	12% (p<0.05)
HAM-A: mild or better (<16) at Week 12	35%	17%	19% (p<0.01)

HAM-A = Hamilton Anxiety Rating Scale; CGI-S = Clinical Global Impression-Severity Scale; LS = least squares; LS mean difference = difference in LS means of change from baseline between DT120 and placebo groups; Calculated differences may not equal the arithmetic differences between displayed values due to rounding.

Panorama included a DT120 ODT 50 µg control arm (n=52) that was not designed or powered for statistical comparisons. Consistent with the dose-response profile demonstrated in our Phase 2b trial, DT120 ODT 50 µg demonstrated a placebo-adjusted change of -3.5 and -3.6 at Weeks 4 and 12, approximately 50% and 29% lower than was observed for DT120 ODT 100 µg.

DT120 ODT 100 μg was generally well tolerated, with most treatment-emergent adverse events (TEAEs) mild to moderate in severity, transient, and predominantly occurring on the day of dosing. No new safety signals were identified, including no suicidality signal or suicidal behavior. There were no drug-related serious adverse events. Overall discontinuation rates were similar between DT120 ODT 100 μg, DT120 50 μg, and placebo groups (10.4%, 11.5%, and 10.3%). The overall TEAE rate for DT120 ODT 100 μg, DT120 50 μg, and placebo was 94.8%, 96.1%, and 62.9%. The most common TEAEs (>10%) in the DT120 ODT 100 μg and 50 μg arms on dosing day were illusion (68%, 61%), nausea (37%, 26%), and headache (24%, 28%). Adverse events were collected in accordance with the FDA Guidance for Psychedelic Drug Development, which includes expected effects of the drug that can be characterized as positive or neutral.

Webcast Details

Definium Therapeutics management will host a webcast at 8:00 a.m. EDT to review the Panorama topline results. Listeners can register for the webcast via this link. Analysts wishing to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the Investor Relations section of the Definium Therapeutics website, ir.definiumtx.com, and archived for at least 30 days after the webcast. Those who plan to participate are advised to join 15 minutes before the start time.

Definium Therapeutics Announces Positive Topline Results from Phase 3 Panorama Study of DT120 ODT in Generalized Anxiety Disorder	2

About Panorama

Panorama (MM120-301) is a Phase 3, multicenter, randomized, double-blind, placebo-controlled study evaluating the efficacy and safety of DT120 Orally Disintegrating Tablet (ODT) in adults with generalized anxiety disorder (GAD). The study enrolled participants 18 to 74 years of age with a DSM-5-confirmed primary diagnosis of GAD and a minimum Hamilton Anxiety Rating Scale (HAM-A) total score of 20 at screening and baseline. Eligible participants were randomized 2:1:2 to receive a single dose of DT120 ODT 100 µg, DT120 ODT 50 µg, or matching placebo, with the 50 µg arm included to help mitigate functional unblinding. The study consists of a 12-week double-blind treatment period (Part A) followed by a 40-week open-label extension (Part B), during which participants may be eligible to receive up to four additional doses of DT120 ODT 100 μg based on symptom severity, for a total study duration of approximately 56 weeks. The primary endpoint is change from baseline in HAM-A total score at Week 12. Key secondary multiplicity-controlled endpoints are change from baseline in Clinical Global Impression-Severity (CGI-S) scale score at Week 12, change from baseline in HAM-A total score at Week 1, and change from baseline in CGI-S score at Day 2. Panorama enrolled 245 participants across approximately 32 study centers.

About Generalized Anxiety Disorder (GAD)

GAD is one of the most common psychiatric disorders, affecting approximately 26 million U.S. adults.1,2 People with GAD experience constant, overwhelming worry that is hard to control. Common symptoms include fatigue, muscle tension, trouble concentrating, and difficulty sleeping.3 GAD is associated with the development of other chronic physical illnesses, as well as depression, other anxiety disorders, and trauma-related conditions. Together, these issues can seriously impact a person’s daily life, including substantial functional, economic, and quality-of-life burdens, and are associated with increased healthcare utilization and costs.4,5,6 Despite the significant personal and societal burden of GAD, there has been little innovation in the treatment of GAD in the past several decades, with the last new drug approval occurring in 2007.7

About DT120 Orally Disintegrating Tablet (ODT)

DT120 ODT is an ergoline derivative belonging to the group of classic serotonergic psychedelics, which acts as a partial agonist at 5-hydroxytryptamine serotonin-2A (5-HT2A) receptors. DT120 ODT is Definium's proprietary and pharmaceutically optimized formulation of Lysergide (LSD). DT120 ODT is an advanced formulation incorporating Catalent's Zydis® ODT fast-dissolve technology, designed to deliver several unique advantages, including faster absorption and onset of transient cognitive, perceptual, and affective changes, improved bioavailability, and a lower incidence of gastrointestinal side effects. Definium is developing DT120 ODT, the tartrate salt form of lysergide, for generalized anxiety disorder (GAD), major depressive disorder (MDD), and posttraumatic stress disorder (PTSD), and is exploring its potential applications in other serious brain health disorders. DT120 has received Breakthrough Therapy designation from the FDA for GAD and MDD. Definium maintains a strong foundation to protect and extend the long-term value of the DT120 ODT franchise through a multi-layered intellectual property strategy spanning composition, formulation, and methods-of-use patents.

About Lysergide (LSD)

Lysergide (LSD) is one of the most extensively studied psychopharmaceuticals in history, with over 1,000 published reports.8 First synthesized in 1938 by Swiss chemist Albert Hofmann in his search for active principles from ergot fungus, its profound psychological effects were discovered in 1943, which transformed psychiatric research.8 LSD, a definitional classic psychedelic, temporarily alters perception, cognition, and emotion, is physiologically safe and non-addictive, and is not associated with withdrawal.8 While its precise mechanism of action in the treatment of psychiatric illness is unknown, its acute perceptual, cognitive, and affective effects are mediated by agonism of the serotonin 5-hydroxytryptamine 2A (5-HT2A) receptor, and mechanistic hypotheses suggest that it causes sustained increases in neuroplasticity in a variety of brain regions.9,10

Definium Therapeutics Announces Positive Topline Results from Phase 3 Panorama Study of DT120 ODT in Generalized Anxiety Disorder	3

About Definium Therapeutics

The mission of Definium Therapeutics is to forge a new era of psychiatry by applying scientific rigor to psychedelics, with the goal of developing accessible treatments that unlock healing at scale. Guided by a recognition that patients deserve more than better, Definium is relentlessly advancing a new generation of therapeutics intended to address underlying causes of psychiatric and neurological disorders. By turning evidence into impact, Definium aims to change the trajectory of today's mental health care crisis and enable a healthier future. Headquartered in New York, Definium Therapeutics trades on Nasdaq under the symbol DFTX.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute "forward-looking information" within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or "continue", or the negative thereof or similar variations. Forward-looking information in this news release includes, but is not limited to, statements regarding the Company’s planned pre-NDA meeting in 4Q 2026; the Company’s anticipated NDA filing in 1H 2027; the potential best in class profile of DT120 ODT; the potential for DT120 ODT to hold a response for months without the patient managing a pill every day; DT120 ODT’s potential to change how we think about long-term management; and potential applications for DT120 ODT in other serious brain health disorders. There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; compliance with laws and regulations; legislative and regulatory developments, including decisions by the Drug Enforcement Administration and states to reschedule any of the Company's product candidates, if approved, containing Schedule I controlled substances, before they may be legally marketed in the U.S.; difficulty associated with research and development; risks associated with clinical studies or studies; heightened regulatory scrutiny; early stage product development; clinical study risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; ability to maintain effective patent rights and other intellectual property protection for the Company's product candidates, the Company's expectations regarding the size of the eligible patient populations for its lead product candidates, if approved and commercialized; the Company's ability to identify third-party treatment sites to conduct its trials and its ability to identify and train appropriate qualified healthcare practitioners to administer its treatments; the pricing, coverage and reimbursement of the Company's lead product candidates, if approved and commercialized; the rate and degree of market acceptance and clinical utility of the Company's lead product candidates, in particular, and controlled substances, in general as well as those risk factors discussed or referred to herein and the risks, uncertainties and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026, under headings such as "Special Note Regarding Forward-Looking Statements," and "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company's profile on SEDAR+ at www.sedarplus.ca and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations, or otherwise.

Definium Therapeutics Announces Positive Topline Results from Phase 3 Panorama Study of DT120 ODT in Generalized Anxiety Disorder	4

References

1. Ringeisen, H., et al. (2023). Mental and substance use disorders prevalence study (MDPS): Findings report. RTI International and current U.S. Census data and internal company estimates.

2. Ferries, E., et al. The Prevalence and Burden of Generalized Anxiety Disorder in the United States Healthcare System: Real-World Prevalence and Incidence from 2020-2023. Journal of Mood and Anxiety Disorders. 2026;13.

3. Patriquin, M. A., & Mathew, S. J. (2017). The neurobiological mechanisms of generalized anxiety disorder and chronic stress. Chronic Stress. Mar 2017;1:1-10.

4. Barrera, T. L., & Norton, P. J. (2009). Quality of life impairment in generalized anxiety disorder, social phobia, and panic disorder. Journal of Anxiety Disorders. 2009;23(8):1086–1090.

5. Armbrecht, E., Shah, R., Poorman, G. W., et al. (2021). Economic and humanistic burden associated with depression and anxiety among adults with non-communicable chronic diseases (NCCDs) in the United States. Journal of Multidisciplinary Healthcare. 2021;14;887–896.

6. Newman, M. G., Llera, S. J., Erickson, T. M., Przeworski, A., & Castonguay, L. G. (2013). Worry and generalized anxiety disorder: A review and theoretical synthesis of evidence on nature, etiology, mechanisms, and treatment. Annual Review of Clinical Psychology, 2013;9:275–297.

7. U.S. Food and Drug Administration. (2007, August 9). FDA approves Cymbalta for treatment of generalized anxiety disorder [Press release]. https://investor.lilly.com/static-files/499f0aa3-281f-49f4-9655-049aae179593.

8. Nichols, DE. “Psychedelics.” Pharmacological Reviews. 2016;68(2):264-355.

9. Passie, T, Halpern, JH, Stichtenoth, DO, et al. “The Pharmacology of Lysergic Acid Diethylamide: A Review.” CNS Neuroscience & Therapeutics. 2008;14:295-314.

10. Liechti, ME. “Modern clinical research on LSD.” Neuropsychopharmacology. 2017;42:2114-2127.

Investors:
Gitanjali Jain
VP, Head of Investor Relations
ir@definiumtx.com

Media:
media@definiumtx.com

Definium Therapeutics Announces Positive Topline Results from Phase 3 Panorama Study of DT120 ODT in Generalized Anxiety Disorder	5